Exhibit 99.1

U.S. Dry Cleaning First National Dry Cleaning Chain Continues Aggressive Acquisition Pace

Newport Beach, CA, June 25, 2008 – U.S. Dry Cleaning Corporation (OTCBB:UDRY), the nation’s first consolidator of dry cleaning businesses, continued its aggressive acquisition pace, announcing today the completion of its acquisition of Caesars Cleaners.    Previously owned by Jack Robinson and Theresa Paulette Winn, Caesars Cleaners is well known and respected for its quality service and customer satisfaction.  The purchase price is approximately $1.8 million through a combination of cash and stock.  Ms. Winn has agreed to remain with the company and continue to operate the business..

“We are delighted to expand our presence in the Hawaiian market while furthering our number one position throughout the Islands,” said Michael Drace, President of U.S. Dry Cleaning Corporation.  “This acquisition makes us the number one dry cleaning company in this market.”

Drace continued:  “We anticipate that as this acquisition is integrated into our existing operations the economies of scale that we can realize should enable us to achieve significant profitability for our Hawaiian operations.”

Mr. Robinson and Ms. Winn both, of Caesars Cleaners said, “We believe that this relationship will be very beneficial to our employees as U. S. Dry Cleaning has established its reputation as a company that believes in empowering its employees in participation of corporate success.”

U.S. Dry Cleaning has closed six acquisitions since its inception and has a robust pipeline of potential chains. The company targets for acquisition profitable multi-store dry cleaning operations throughout the United States that are number one or number two in their markets. As a reflection of its remarkable growth, the company has more than doubled its current revenue run rate on an annual basis. .

About U.S. Dry Cleaning Corporation

U.S. Dry Cleaning’s mission is to create the premier national chain in the dry cleaning industry.  The Company’s management team has extensive experience in retail consolidations and premier dry cleaning operations with a proven operating model.  Management intends to rapidly acquire profitable, market-leading operations at accretive valuations.  Each acquisition target is expected to be self-sufficient, and field management remains in place to ease the assimilation.

U.S. Dry Cleaning management believes the greatest value achieved in any consolidation is during the earliest phases.  As a result, the company intends to grow as rapidly as possible to maximize shareholder value.

This release is for informational purposes only and should not be construed as a solicitation to invest.  U.S. Dry Cleaning future operation results are dependent upon many factors, including but not limited to (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control and (iv) other risk factors discussed in the company’s periodic filings with the Securities & Exchange Commission, which are available for review at http://www.sec.gov under “Search for Company Filings.”

Contact:

U.S. Dry Cleaning Corporation
Rick Johnston
Director of Shareholder Communications
Tel:  760-668-1274
Email:  rick@usdrycleaning.com
www.usdrycleaning.com